UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 6, 2005
NATURAL GAS SERVICES GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado (State or other jurisdiction of Incorporation or organization)	1-31398 (Commission File Number)	75-2811855 (IRS Employer Identification No.)

2911 South County Road 1260 Midland, Texas (Address of Principal Executive Offices)	79706 (Zip Code)
432-563-3974
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On July 28, 2005, Natural Gas Services Group, Inc. announced that it would redeem its outstanding common stock purchase warrants that were issued in connection with its initial public offering in October 2002 (the “IPO Warrants”).
     Holders of the IPO Warrants were required to exercise the IPO Warrants by 5:00 p.m., Mountain Daylight Savings Time on Tuesday, September 6, 2005 (the “Redemption Date”).
     The IPO Warrants had an exercise price of $6.25 per share and were subject to redemption at the redemption price of $0.25 per IPO Warrant. IPO Warrants not properly exercised by the Redemption Date ceased to be exercisable and will be redeemed by us for $0.25 per IPO Warrant, without interest.
     A total of 1,500,000 IPO Warrants were initially issued in conjunction with our initial public offering. Before we announced the redemption of the IPO Warrants on June 28, 2005, a total of 227,800 IPO Warrants had been exercised. Between July 28, 2005, the date we announced the redemption of the IPO Warrants, and the Redemption Date, a total of 1,269,783 IPO Warrants were exercised and 1,269,783 shares of common stock were issued upon exercise of the IPO Warrants. We have received a total of approximately $9,359,894 in proceeds from all IPO Warrant exercises, of which approximately $7,936,144 was received after announcing our intention to redeem the remaining outstanding IPO Warrants. These proceeds will be used to repay a portion of our outstanding debt and to fund additional equipment purchases for our compressor rental fleet.
     A total of 2,417 IPO Warrants were not exercised by the Redemption Date and will be redeemed by us for the aggregate redemption amount of $604.25.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.
	By:	/s/ Wallace C. Sparkman Wallace C. Sparkman Chairman of the Board of Directors
Dated: September 9, 2005